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                                                                     EXHIBIT 4.1

                   FORM OF AMENDMENT NO. 1 TO RIGHTS AGREEMENT
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                              RAINFOREST CAFE, INC.


                                       AND

                WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,

                                  RIGHTS AGENT

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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

                         DATED AS OF SEPTEMBER 26, 2000

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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         AMENDMENT NO. 1 (the "AMENDMENT"), dated as of September 26, 2000, to the Rights Agreement, dated as of May 23, 2000 (the "RIGHTS AGREEMENT") between Rainforest Cafe, Inc., a Minnesota corporation (the "COMPANY"), and Wells Fargo Bank Minnesota, National Association f/k/a Norwest Bank Minnesota, National Association (the "RIGHTS AGENT").

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement pursuant to this Amendment.

         NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. AMENDMENT TO THE RIGHTS AGREEMENT.

         A. AMENDMENT TO FIRST RECITAL. The first recital of the Rights Agreement is hereby amended in its entirety to read as follows:

                  "WHEREAS, The Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a "RIGHT") for each Common Share (as hereinafter defined) of the Company outstanding at the Close of Business (as hereinafter defined) on May 24, 2000 (the "RECORD DATE"), each Right representing the right to purchase one one-hundredth of a Preferred Share, upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, the Tender Offer Date and the Final Expiration Date (as such terms are hereinafter defined); provided, however, that Rights may be issued with respect to Common Shares that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date in accordance with the provisions of Section 22 of this Agreement."

         B. AMENDMENT TO SECTION 1. Section 1 is hereby amended to include the following subsections:

                  "(l) "LANDRY'S" shall have the meaning set forth in Section 1(j).";

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                  (m) "OFFEROR" shall have the meaning set forth in Section
         1(j).";

                  (n) "MERGER AGREEMENT" shall have the meaning set forth in
         Section 1(j)."; and

                  (o) "TENDER OFFER DATE" shall have the meaning set forth in
         Section 7(a)."

         C. AMENDMENT TO SECTIONS 3(b) & (c). Sections 3(b) & (c) of the Rights Agreement are hereby amended in their entireties to read as follows:

                  "(b) As soon as practicable after the Record Date, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C (the "SUMMARY OF RIGHTS"), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for Common Shares outstanding as of the Close of Business on the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights. Until the Distribution Date (or the earlier of the Redemption Date, the Tender Offer Date, or the Final Expiration Date if occurring prior to the Distribution Date), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

                  (c) Certificates for Common Shares which become outstanding after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Tender Offer Date, or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

                  This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Rainforest Cafe, Inc. and Norwest Bank Minnesota, National Association, dated as of May 23, 2000, as amended by Amendment No. 1 to Rights Agreement dated as of September 26, 2000 (as amended, the "RIGHTS AGREEMENT"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Rainforest Cafe, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Rainforest Cafe, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain


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                  circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person or an Associate or Affiliate thereof (as defined in the Rights Agreement), or certain transferees of such Person, may become null and void.

         With respect to such certificates containing the foregoing legend, until the earlier of (i) the Distribution Date or (ii) the Final Expiration Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby."

         D. AMENDMENT TO SECTION 1(j). Section 1(j) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  "(j) "EXEMPT PERSON" shall mean (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who or which, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of the Threshold Percentage (or the Alternative Threshold Percentage, if applicable) or more of the then outstanding Common Shares as the result of acquisitions of Common Shares directly from the Company, provided, however, that if a Person shall become the Beneficial Owner of the Threshold Percentage (or the Alternative Threshold Percentage, if applicable) or more of the Common Shares of the Company then outstanding by reason of acquisitions of Common Shares directly from the Company and shall, after such share acquisitions from the Company, increase the number of Common Shares of the Company beneficially owned by such Person above the number of Common Shares of the Company beneficially owned by such Person at the time of the last such share acquisitions from the Company, then such Person shall be deemed to be an "Acquiring Person", and (vi) Landry's Seafood Restaurants, Inc., a Delaware corporation ("LANDRY'S"), together with all Affiliates (including, without limitation, LSR Acquisition Corp.) and Associates of Landry's (collectively the "OFFEROR"), provided, however, that if the Offeror shall become the Beneficial Owner of the Threshold Percentage (or the Alternative Threshold Percentage, if applicable) or more of the Common Shares of the Company at any time after the termination of the Agreement and Plan of Merger, dated as of September 26, 2000, by and among the Company, Landry's and LSR Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Landry's (the "MERGER AGREEMENT") pursuant to Section 7.1 thereof, then the Offeror shall be deemed to be an "Acquiring Person"."

         E. AMENDMENT TO SECTION 7(a). Section 7(a) is hereby amended in its entirety to read as follows:


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                  "(a) Subject to Section 7(e), the registered holder of any
         Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on May 23, 2010 (the "FINAL EXPIRATION DATE"), (ii) the time at which the Rights are redeemed as provided in Section 23 (the "REDEMPTION DATE"), (iii) the time at which such Rights are exchanged as provided in Section 24 (the "EXCHANGE DATE"), or (iv) the time immediately preceding the acceptance for payment and the payment by LSR Acquisition Corp. for the Common Shares (and the Rights associated therewith) tendered pursuant to the tender offer contemplated by the Merger Agreement (the "TENDER OFFER DATE")."

2. MISCELLANEOUS.

         (a) Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Rights Agreement.

         (b) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same document.

         (c) Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.


                          RAINFOREST CAFE, INC.:




                          By:   /s/ Stephen Cohen
                          Its:  General Counsel and Senior Vice President, Real
                                Estate

                          WELLS FARGO BANK MINNESOTA
                                        NATIONAL ASSOCIATION:




                          By:   /s/ Darren Larson
                          Its:  Officer, Account Management





              Signature Page - Amendment No. 1 to Rights Agreement





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